Exhibit 10.6

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

KEY EXECUTIVE STOCK DEFERRAL PLAN

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3.2.	Deferral Elections	4

3.3.	Amounts Subject to Deferral	5

3.4.	Deferral Election Irrevocable	5

3.5.	Deferrals May be Held in Trust	5

ARTICLE IV TRUST FUND		6

4.1.	Trust Fund Established	6

4.2.	Company, Board, Deferral Authority, Committee and Trustee Not Responsible for Adequacy of Trust Fund	6

4.3.	Invasion of Trust by Creditors	6

4.4.	Trust Expenses	6

ARTICLE V ACCOUNTS		6

5.1.	Committee to Maintain Accounts	6

5.2.	Additional Accounting Procedures	6

5.3.	Limitation on Benefits	6

5.4.	Vesting of Account Balances	7

5.5.	Ordinary Dividend Equivalents	7

ARTICLE VI RIGHTS IN ACQUIRED STOCK		7

6.1.	Power to Vote Stock Rests With Trustee	7

6.2.	Tender Offers	7

6.3.	Dividends	7

ARTICLE VII DISTRIBUTIONS		7

7.1.	Time of Commencement of Distribution	7

7.2.	Form of Distribution	8

7.3.	Methods of Distribution	8

7.4.	Beneficiary Designation	9

7.5.	Distribution to Guardian	10

7.6.	Withholding of Taxes	10

ARTICLE VIII ACCELERATION OF DISTRIBUTION		10

8.1.	Change in Control	10

8.2.	Hardship	11

ARTICLE IX SOURCE OF PAYMENT		11

9.1.	No Direct Interest in Trust Assets	11

ARTICLE X PLAN TERMINATION AND AMENDMENT		11

10.1.	Termination and Amendments	11

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ARTICLE XI PLAN ADMINISTRATION		12

11.1.	Committee	12

11.2.	Committee Powers	12

11.3.	Plan Expenses	13

11.4.	Reliance Upon Documents and Opinions	13

11.5.	Requirement of Proof	13

11.6.	Reliance on Committee Memorandum	13

11.7.	Limitation on Liability	14

11.8.	Indemnification	14

ARTICLE XII MISCELLANEOUS PROVISIONS		14

12.1.	Restrictions on Plan Interest	14

12.2.	No Enlargement of Employee Rights	15

12.3.	Rights of Repurchase and First Refusal for the Company	15

12.4.	Mailing of Payments	16

12.5.	Inability to Locate Participant or Beneficiary	16

12.6.	Governing Law	16

12.7.	Illegality of Particular Provision	16

12.8.	Interpretation	16

12.9.	Tax Effects	16

12.10.	Receipt or Release	16

12.11.	Records	16

12.12.	Arbitration	16

12.13.	Recoupment of Awards	17

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SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

KEY EXECUTIVE STOCK DEFERRAL PLAN

ARTICLE I

PURPOSE AND EFFECTIVE DATE

This Plan is an unfunded, deferred compensation arrangement established by Science Applications International Corporation to provide selected Employees and Directors with a method of supplementing their retirement income by deferring a portion of their compensation and to make an indirect investment in Company Stock through a grantor trust. The Plan is effective as of                 , 2013 and is intended to comply with Section 409A of the Code.

All Participants and their Beneficiaries having an undistributed interest in the Leidos, Inc. Key Executive Stock Deferral Plan (previously known as the Science Applications International Corporation Key Executive Stock Deferral Plan) immediately prior to                 , 2013 shall, on and after                 , 2013, be entitled to benefits provided solely from this Plan, in lieu of any and all interest which they had or may have had under the Leidos, Inc. Key Executive Stock Deferral Plan, and the rules governing distribution of such interests under the Leidos, Inc. Key Executive Stock Deferral Plan shall remain in effect except to the extent amended in accordance with the terms of this Plan. Without limiting the generality of the foregoing, Beneficiary designations under the Leidos, Inc. Key Executive Stock Deferral Plan shall continue to apply to the Accounts.

The number of Share Units credited to each Account under the Plan as of                 , 2013 shall be determined in accordance with Section 6.3 of the Employee Matters Agreement by and between SAIC, Inc. and SAIC Gemini, Inc. dated as of                 , 2013.

ARTICLE II

DEFINITIONS

Whenever the following terms are used in the Plan they shall have the meaning specified below, unless the context indicates clearly to the contrary.

2.1. Account. The Account maintained for bookkeeping purposes by the Committee with respect to each Participant to evidence the Participant’s Deferrals of Deferrable Amounts hereunder, to record the number of Share Units credited as a result of such deferrals, to record the Participant’s Ordinary Dividend Equivalent Amounts and to record the number of Share Units credited as a result of such Ordinary Dividend Equivalent Amounts.

2.2. Beneficiary. The person or persons properly designated by the Participant, in accordance with Section 7.4, to receive the benefits provided herein upon death of the Participant.

2.3. Board. The Board of Directors of Science Applications International Corporation, or its ultimate parent corporation, if any.

2.4. Bonus Compensation Plan. The Company’s Bonus Compensation Plan, including the Equity Incentive Plan, and any successor plan.

2.5. Code. The Internal Revenue Code of 1986, as amended.

2.6. Committee. The committee composed of such members as shall be appointed from time to time by the Board to administer the Plan.

2.7. Company. Science Applications International Corporation (or its ultimate parent corporation, if any). In addition, unless the context indicates otherwise, as used in this Plan the term Company shall also mean and include any direct or indirect subsidiary of the Company which has been approved by the Deferral Authority for participation in this Plan by its Employees.

2.8. Company Stock. The common stock of Science Applications International Corporation, par value $0.0001 per share, or any other security (including preferred stock) of the Company or the Company’s ultimate parent corporation, if any, designated as Company Stock by the Committee.

2.9. Deferral. The amount of Deferrable Amounts a Participant has deferred in accordance with Section 3.2 or which is designated as a Deferral under this Plan in connection with an Employee’s offer letter for employment with the Company. Deferrals shall be denominated as Share Units.

2.10. Deferral Authority. The individual or group of individuals appointed by the Board to determine which Employees are eligible to make Deferrals and to participate in the Plan.

2.11. Deferrable Amount(s). The bonus, if any, payable to an Employee or Director, in accordance with Company procedures under the Bonus Compensation Plan, Directors’ fees or other payments as determined by the Committee. In no way does the adoption or operation of this Plan obligate the Company to pay any bonus or continue any compensation program.

2.12. Director. A member of the Board, other than a Director Emeritus, or a member of the Board of Directors of any subsidiary or affiliate thereof which has been approved by the Deferral Authority for participation in this Plan by its Employees or Directors.

2.13. Distribution Date. The date when distributions begin under the Plan, as specified in Section 7.1.

2.14. Dividend Account. The portion of a Participant’s Account maintained by the Committee to record the Participant’s Ordinary Dividend Equivalent Amounts.

2.15. Employee. A management or highly compensated employee of the Company.

2.16. Equity Incentive Plan. The 2013 Equity Incentive Plan and any successor plan.

2.17. Fair Market Value.

(1) If the Company Stock is being valued in connection with a transaction (such as the crediting of amounts to an Account or a distribution) for which the Committee determines there is a corresponding transaction by the Trust, the net price per share of Company Stock purchased or the net proceeds per share of Company Stock sold in the transaction by the Trust, in each case including all expenses of such transaction by the Trust.

(2) If paragraph (1) does not apply, (a) the closing price of the Company Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Company Stock on such date, then the closing price of the Company Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (b) if the Company Stock is not listed, admitted or quoted, the Committee may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

2.18. Ordinary Dividend. All cash dividends or other cash distributions paid by the Company on shares of Company Stock.

2.19. Ordinary Dividend Equivalent Amount. The amount of Ordinary Dividends credited by the Company to a Participant’s Account. Such amount to be equal to the per share Ordinary Dividend paid by the Company on its Company Stock multiplied by the number of Share Units credited to the Participant’s Account as of the related dividend payment record date.

2.20. Participant. An Employee or Director designated by the Deferral Authority for participation in the Plan who timely files an election to participate and makes or receives Deferrals hereunder.

2.21. Plan. The Science Applications International Corporation Key Executive Stock Deferral Plan, as set forth herein and as amended from time to time.

2.22. Plan Year. January 1 through December 31.

2.23. Retirement Date. The date of an Employee’s termination of employment from the Company or a Director’s ceasing to be an active Director as determined by the Committee, on or after attaining age 59  1/2. A Retirement Date shall not occur unless the Employee or Director has had a Separation From Service.

2.24. Separation From Service. The death, retirement or termination of the Employee’s employment with the Company, or in the case of a Director, ceasing to perform services for the Company as a member of the Board. This definition of Separation From Service shall be interpreted and construed in a manner intended to comply with Code Section 409A and the published authorities thereunder.

2.25. Share Unit. The interest of a Participant in a share of Company Stock held in the Participant’s Account. A full Share Unit shall be equivalent to a full share of Company Stock, and a partial Share Unit shall be equivalent to the corresponding fraction of a share of Company Stock.

2.26. Termination of Affiliation. Any termination of employment with the Company by an Employee, as determined by the Committee, whether by reason of death, disability, voluntary resignation, layoff, discharge or otherwise, prior to attaining age 59  1/2 and, in the case of a Director, ceasing to be an active Director prior to attaining age 59  1/2. The Committee shall have the discretion to establish rules and make determinations as to what constitutes a Termination of Affiliation including, without limitation, change of status (e.g., part-time, consulting Employee, etc.) or leave of absence. Notwithstanding the foregoing, a Termination of Affiliation shall not occur unless the Employee or Director has had a Separation From Service.

2.27. Trust. The Science Applications International Corporation Key Executive Stock Deferral Trust established by the Company to hold assets used by the Company to provide for benefits to Participants and Beneficiaries under the Plan.

2.28. Trustee. Vanguard Fiduciary Trust Company or such successor trustee as shall be appointed pursuant to the Trust instrument.

ARTICLE III

PARTICIPATION

3.1. Designation by Deferral Authority. The Deferral Authority in its sole discretion shall designate those Employees or Directors who are to be eligible to participate in the Plan with respect to Deferrals for a particular Plan Year or with respect to a particular Deferrable Amount or Amounts. Designating an individual as eligible to participate in the Plan for a particular Plan Year or with respect to a particular Deferrable Amount shall not require the Deferral Authority to designate such individual for any subsequent Plan Year or with respect to any subsequent Deferrable Amounts. The designation of eligibility by the Deferral Authority may be made in such manner as determined by the Deferral Authority, including, without limitation, establishment of criteria such as compensation level or level or authority.

3.2. Deferral Elections.

(a) An eligible Employee or Director shall not become a Participant in the Plan unless and until he or she has executed and delivered to the Committee a Deferral election, including any forms or agreements as may be prescribed by the Committee, and the Committee shall have accepted such Deferral election and/or additional forms or agreements. Participation in the Plan and any elections made by a Participant, including Deferral elections and elections as to form of distribution under Article VII, is conditioned on the Participant executing an agreement with the Company, in a manner prescribed by the Committee, relating to the Company’s right of repurchase of Company Stock (to the extent applicable) and such other matters as the Committee shall prescribe. To initially participate in the Plan, the Employee or Director must submit his or her Deferral election, including any forms or agreements prescribed by the Committee, during the applicable Deferral election period established by the Committee. The last day of the Deferral election period for any Deferrable Amount other than

“performance-based compensation” (as defined below) shall be no later than the last day of the calendar year prior to the first calendar year during which the Employee or Director performs services for which such Deferral Amount is earned. The Participant’s election shall be carried forward automatically to future Plan Years for which the Participant is eligible to participate unless, during the applicable Deferral election period for such future Plan Years, the Participant elects to modify or cancel the prior election under procedures established by the Committee. In addition to amounts deferred pursuant to a Deferral election, additional Deferrals may be credited to a Participant’s Account pursuant to the terms of an offer letter with an Employee made at the time of commencement of employment with the Company, as determined and approved by the Deferral Authority in its sole discretion. Furthermore, the Committee may, to the extent consistent with satisfying Code Section 409A, permit an Employee or Director to make a Deferral Election within thirty (30) days following the date such Employee or Director first becomes eligible to participate in the Plan, as indicated by the effective date of his status change in the Plan’s records. Such a Deferral election shall be with respect to compensation earned for services performed after the election.

(b) If a Deferrable Amount constitutes “performance-based compensation,” then the Committee may, but need not, delay the last day of the Deferral election period. The last day of the Deferral election period with respect to any Deferrable Amount which is considered to be performance-based compensation shall be no later than six (6) months before the end of the service period over which such Deferrable Amount is earned. For this purpose, “performance-based compensation” means compensation where the amount of or entitlement to the compensation is contingent on the satisfaction of pre-established written performance criteria relating to a performance period of at least twelve (12) consecutive months, provided that performance-based compensation does not include any amount that will be paid regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria is established. Performance-based compensation must also meet any other applicable requirements established under authority issued pursuant to Code Section 409A.

3.3. Amounts Subject to Deferral. The total Deferrals elected for a particular Plan Year may be in an amount up to a specified percentage of Deferrable Amounts, such maximum percentage to be up to one hundred percent (100%) as determined by the Deferral Authority.

3.4. Deferral Election Irrevocable. Any Deferral election by a Participant for a particular Plan Year shall be irrevocable for that Plan Year following the end of such Plan Year’s Deferral election period.

3.5. Deferrals May be Held in Trust. Contributions to the Trust with respect to Deferrals shall be made only if the Company, in its sole discretion, determines to make such contributions. Regardless of whether the Company makes contributions to the Trust with respect to Deferrals, the Participant shall be credited with a number of Share Units equal to the Deferral. The value of a Share Unit shall generally be determined according to the Fair Market Value of the Company Stock as of the date the Deferrable Amount would have been paid to the Participant but for the Deferral hereunder. However, for Deferrals made by Directors, such value shall be determined according to the Fair Market Value of the Company Stock as of the third business day of the calendar quarter following the calendar quarter in which the Deferrable Amount was earned by the Director.

ARTICLE IV

TRUST FUND

4.1. Trust Fund Established. The Company has established the Trust pursuant to a trust agreement under which the Trustee will hold and administer in trust all assets deposited with the Trustee in accordance with the terms of this Plan. The Board shall have the authority to select and remove the Trustee to act under the Trust agreement, and to enter into new or amended trust agreements as it deems advisable.

4.2. Company, Board, Deferral Authority, Committee and Trustee Not Responsible for Adequacy of Trust Fund. Neither the Company, Board, Deferral Authority, Committee nor Trustee shall be liable or responsible for the adequacy of the funds held in the Trust to meet and discharge any or all payments and liabilities hereunder. All Plan benefits will be paid from the Trust assets or by the Company to the extent not paid from Trust assets, and neither the Board, Deferral Authority, Committee nor Trustee shall have any duty or liability to pay such benefits or furnish the Trust with any funds, securities or other assets.

4.3. Invasion of Trust by Creditors. If assets of the Trust should be reduced due to action of the Company’s creditors, as provided in the Trust document, the Committee shall reduce each Account for which the Trust held assets on a pro rata basis to reflect such reduction in Trust assets, and the Company shall have no obligation to replace such lost assets.

4.4. Trust Expenses. Expenses of the Trust which are not paid by the Company shall be applied to reduce each Account for which the Trust holds assets on a pro rata basis.

ARTICLE V

ACCOUNTS

5.1. Committee to Maintain Accounts. The Committee shall open and maintain a separate Account for each Participant to record the Deferrals made by the Participant and the number of Share Units credited as a result of the Deferrals.

5.2. Additional Accounting Procedures. The Committee shall establish and may amend from time to time additional accounting procedures for the purpose of making allocations, distributions, valuations and adjustments to Accounts, and to allocate Trust earnings expenses and losses to such accounts. A Participant or Beneficiary shall have no contractual or other right to have a particular accounting procedure or convention apply, or continue to apply, and the Committee shall be free to alter any such procedure or convention without notice or obligation to any Participant or Beneficiary.

5.3. Limitation on Benefits. Benefits payable to a Participant or Beneficiary under the Plan shall be limited to the vested Account balance credited to such Participant or Beneficiary.

5.4. Vesting of Account Balances. A Participant’s Account balance shall be one hundred percent (100%) vested except with respect to the portion of the Account balance attributable to vesting bonuses awarded under the Bonus Compensation Plan. Such portion of a Participant’s Account balance shall become vested (and the nonvested portion forfeited) at the time or times the bonus would have become vested (and the nonvested portion forfeited) under the Bonus Compensation Plan without regard to deferral under this Plan. The Share Units represented by such forfeited portion shall be returned to the Company or reallocated in accordance with the Committee’s directions and the terms of the Trust.

5.5. Ordinary Dividend Equivalents. As of any date that the Company pays an Ordinary Dividend, each Participant’s Dividend Account shall be credited with an Ordinary Dividend Equivalent Amount. Such Ordinary Dividend Equivalent Amount shall be credited to each Participant’s Account in the form of a number of Share Units (including partial Share Units) determined by dividing the Participant’s Ordinary Dividend Equivalent Amount (expressed in dollars) by the Fair Market Value of a share of Company Stock as of the crediting date. Amounts credited to a Participant’s Dividend Account shall be fully vested at all times; provided, however, that amounts credited to a Participant’s Dividend Account with respect to the portion of the Account balance attributable to bonuses of vesting restricted stock units shall vest (or be forfeited) in accordance with the provisions of Section 5.4.

ARTICLE VI

RIGHTS IN ACQUIRED STOCK

6.1. Power to Vote Stock Rests With Trustee. The power to vote any stock held by the Trustee shall rest solely with the Trustee, who shall vote such stock in the same proportion that the other shareholders vote their shares of stock of the Company. For purposes of this Section 6.1, in determining how other shareholders voted, the Trustee shall take into account the votes of shareholders with respect to all classes of voting stock.

6.2. Tender Offers. In the case of a tender offer for the Company Stock, the Trustee shall tender the shares of Company Stock held by the Trust only if more than fifty percent (50%) of the shares of Company Stock held outside the Trust are tendered by the shareholders.

6.3. Dividends. All Ordinary Dividends on Company Stock held in Trust shall be held by the Trustee and reinvested as directed by the Committee.

ARTICLE VII

DISTRIBUTIONS

7.1. Time of Commencement of Distribution. Subject to the acceleration provisions of Article VIII, the balance credited to a Participant’s Account shall be distributed, or commence to be distributed, to the Participant on the first to occur of the following events:

(a) the Participant’s Retirement Date; or

(b) the date of the Participant’s Termination of Affiliation with the Company.

7.2. Form of Distribution. Each distribution shall be made in the form of Company Stock, except that fractional Share Units shall, as determined according to procedures established by the Committee, be distributed in kind as fractional shares or applied towards satisfying tax withholding obligations with respect to Participants’ distributions. A Participant shall have no right to request a cash distribution.

7.3. Methods of Distribution.

(a) Lump Sum on Death. If a Participant dies having an Account balance (regardless of whether distributions have begun under the Plan), the remaining balance in the Participant’s Account shall be paid in the form of a lump sum to the Beneficiary or Beneficiaries designated in accordance with Section 7.4, or as otherwise provided in Sections 7.4 and 7.5, within a reasonable period following the date when the Committee receives notice of the Participant’s death.

(b) Election for Retirement Distributions. Subject to the acceleration provisions in Article VIII, distributions made on account of a Participant’s Retirement Date shall be made to the Participant in accordance with a valid election made by the Participant under this subsection (b). The Participant may elect in a manner prescribed by the Committee to have his or her Account paid in one of the following forms:

(1) A lump sum payment of the entire Account Balance; or

(2) A series of annual payments over a five (5) or ten (10) year period. Each installment shall include one-fifth or one-tenth, as applicable, of the number of shares of Company Stock distributable to the Participant. A series of annual payments over a fifteen (15) year period shall be an available option for distributions following the Participant’s Retirement Date. Each installment shall include one-fifteenth of the number of shares of Company Stock distributable to the Participant.

In the event Participant elects a lump sum payment as described in Section 7.3(b)(1) and Participant has an Account balance attributable to vesting bonuses under the Bonus Compensation Plan that will continue vesting after such lump sum payment, additional distributions shall be made within a reasonable period of time following each date Share Units vest. In the event Participant elects a series of annual payments as described in Section 7.3(b)(2) and Participant has an Account balance attributable to vesting bonuses under the Bonus Compensation Plan that will continue vesting after any annual distribution of Participant’s Account balance occurs, any Share Units that vest after a distribution will be added to the Account balance and distributed ratably over the remaining series of annual payments.

A Participant’s election of the form of distribution shall be made at the time the Participant first makes a Deferral election. Such election of form of distribution shall be applicable to all subsequent Deferral elections by the Participant.

(c) Change of Distribution Election. Except as set forth in this Section 7.3(c), a Participant’s election of form of distribution shall be irrevocable. Each of the forms of distribution set forth in Section 7.3(b) shall be considered a single payment for purposes of Code Section 409A. Accordingly, Participants shall be allowed to make a new form of distribution election, provided that the following requirements are satisfied:

(1) the election does not take effect until at least twelve (12) months after the date the election is made, and the election must be made at least twelve (12) months prior to the date the first payment would be made to the Participant absent the election;

(2) the commencement date of the first payment to the Participant shall be five (5) years following the date the payment would have commenced absent the change in the Participant’s election; and

(3) no Participant may make more than one (1) new form of distribution election.

Any attempt to change a distribution election that does not satisfy these requirements shall be void.

(d) Other Distributions. Distributions other than those specified in subsection (a) or (b) above shall be made as a lump sum within a reasonable period of time following a Participant’s Termination of Affiliation.

(e) Default Distribution. If the Participant fails to make a valid election as described in subsection (b), the Participant’s Account shall be distributed in full as a lump sum payment within a reasonable period of time following the Distribution Date. If Participant has an Account balance attributable to vesting bonuses under the Bonus Compensation Plan that will continue vesting after such lump sum payment is made, additional distributions shall be made within a reasonable period of time following each date Share Units vest.

(f) Notwithstanding the foregoing, if any stock of the Company is publicly traded on an established securities market, the distribution to any Participant who is a “specified employee” under Code Section 409A(a)(1)(B)(i) shall not be made (or commence to be made in the case of installment payments) before the earlier of (i) the date which is six (6) months after such Participant’s Separation From Service or (ii) the date of the Participant’s death. For any twelve (12) month period commencing April 1 and ending March 31, an Employee is a “specified employee” if the Employee was a “key employee” at any time during the calendar year ending before such April 1. A key employee is defined in Code Section 416(i) without regard to Code Section 416(i)(5).

7.4. Beneficiary Designation.

(a) Upon forms provided by the Committee, each Participant shall designate in writing the Beneficiary or Beneficiaries whom such Participant desires to receive the benefits of this Plan, if any, payable in the event of such Participant’s death. A Participant may from time to time change his or her designated Beneficiary or Beneficiaries without the consent of such Beneficiary or Beneficiaries by filing a new designation in writing with the Committee. The Committee may rely upon the designation of Beneficiary or Beneficiaries last filed by the Participant in accordance with the terms of this Plan.

(b) If the designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate. If there is no personal representative of the Participant’s estate duly appointed and acting in that capacity within sixty (60) days after the Participant’s death, then all payments due under the Plan shall be payable to the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder pursuant to the laws of intestate succession or other legal provision in effect at the Participant’s death in the jurisdiction having authority over disposition of the Participant’s estate.

7.5. Distribution to Guardian. If the Committee shall find that any person to whom any payment is payable under this Plan is unable to care for his or her affairs because of illness or accident, or is a minor, a payment due (unless a prior claim therefore shall have been made by a duly appointed guardian or other legal representative) may be paid to the spouse, a child, a parent, or a brother or sister, or to any custodian, conservator or other fiduciary responsible for the management and control of such person’s financial affairs in such manner and proportions as the Committee may determine. Any such payment shall, to the extent thereof, discharge of the liabilities of the Company to the Participant or Beneficiary under this Plan.

7.6. Withholding of Taxes. To the extent any distribution is subject to withholding taxes, the Committee shall require, as a condition to the payment of such distribution, that the taxes be withheld from such distribution. With respect to amounts paid from the Trust, the Trustee shall deliver the withheld amounts to the Company which shall pay over the withheld taxes as required by law. The Committee may, but need not, allow the Participant to make payment to the Company in the form of a check for such withholding taxes, and the Committee may provide in its discretion for other methods of withholding acceptable to the Company.

ARTICLE VIII

ACCELERATION OF DISTRIBUTION

8.1. Change in Control. All Accounts shall be immediately distributed to the Participants to whom such Accounts belong, upon the occurrence of a Change in Control (as hereinafter defined) of the Company. A “Change in Control” shall be deemed to occur if any person (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than the Company, any subsidiary or employee benefit plan or trust maintained by the Company or subsidiary, during any 12-month period ending on the date of the most recent acquisition by such person, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the Company’s stock representing thirty-five percent (35%) or more of the voting power of the Company’s then outstanding stock; provided, however, that a transaction shall not constitute a Change in Control unless it is a “change in the ownership or effective control” of the Company, or a change “in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A. For purposes of the foregoing, a subsidiary is any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations, other than the last corporation in such chain, owns at least fifty percent (50%) of the total voting power in one of the other corporations in such chain.

8.2. Hardship. A withdrawal under this Section 8.2 shall be permitted only if the Participant incurs an “unforeseeable emergency,” as defined below. Any such distribution shall be limited to the amount for which distribution is reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, State or local income taxes or penalties reasonably anticipated to result from the distribution). For purposes of this Section 8.2, an “unforeseeable emergency” is a severe financial hardship of the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse or dependent, (ii) the loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home to the extent not otherwise covered by insurance, or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The determination of whether a Participant has an unforeseeable emergency shall be made in accordance with the authorities published pursuant to Code Section 409A.

ARTICLE IX

SOURCE OF PAYMENT

9.1. No Direct Interest in Trust Assets. All distributions hereunder shall be paid solely from the Trust or from the assets of the Company, as determined by the Company. The Company shall pay any distributions not paid by the Trust. No special or separate funds shall be established and no other segregation of assets shall be made to assure the payment of benefits hereunder. A Participant shall have no right, title, or interest whatever in or to any investments which the Company may make through the Trust to meet its obligations hereunder. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create any kind of a fiduciary relationship between the Company and a Participant or any other person.

ARTICLE X

PLAN TERMINATION AND AMENDMENT

10.1. Termination and Amendments. The Plan shall continue until all amounts credited to the Participants’ Accounts have been distributed in accordance with the terms of the Plan. Notwithstanding the foregoing sentence, the Company retains the right to amend or terminate the Plan for any reason, including but not limited to adverse changes in tax laws or the bankruptcy, receivership or dissolution of the Company. In the event of a Plan termination, benefits will be paid out when due under the terms of the Plan. To the extent feasible, the Committee shall use its best efforts to avoid adversely affecting the rights of any existing Participants in the Plan, but prior to a Change in Control, the Committee shall be under no specific duty or obligation in this regard. Following a Change in Control, no amendment or termination of the Plan shall adversely affect any benefits earned by Participants prior to the amendment or termination.

ARTICLE XI

PLAN ADMINISTRATION

11.1. Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan and the authority granted to the Deferral Authority, the Committee shall have exclusive power to determine the manner and time of Deferrals and payment of benefits to the extent herein provided and to exercise any other discretionary powers granted to the Committee pursuant to the Plan. The decisions or determinations by the Committee shall be final and binding upon all parties, including shareholders, Participants, Beneficiaries and other Employees. The Committee shall have the authority to interpret the Plan, to make factual findings and determinations, to adopt and revise rules and regulations relating to the Plan and to make any other determinations which it believes necessary or advisable for the administration of the Plan. The Committee’s discretion shall be as broad and unfettered as permitted by law. Notwithstanding the foregoing, after a Change in Control, any findings, adoption or revision of rules or regulations, interpretations, decisions or determinations made by the Committee (including under Section 11.2) shall not be given any deference by a court or arbitrator, and if challenged by a Participant or Beneficiary, shall be reviewed on a de novo basis.

11.2. Committee Powers. The Committee shall have all powers necessary to supervise the administration of the Plan and control its operations. In addition to any powers and authority conferred on the Committee elsewhere in the Plan or by law, the Committee shall have, by way of illustration and not by way of limitation, the following powers and authority;

(a) To designate agents to carry out responsibilities relating to the Plan;

(b) To employ such legal, actuarial, medical, accounting, clerical and other assistance as it may deem appropriate in carrying out the provisions of this Plan;

(c) To administer, interpret, construe and apply this Plan and to decide all questions which may arise or which may be raised under this Plan by any Employee, Participant, Beneficiary or other person whatsoever, including but not limited to all questions relating to eligibility to participate in the Plan, and the amount of benefits to which any Participant may be entitled;

(d) To establish rules and procedures from time to time for the conduct of its business and for the administration and effectuation of its responsibilities under the Plan;

(e) To establish claims procedures, and to make forms available for filing of such claims, and to provide the name of the person or persons with whom such claims should be filed. The Committee shall establish procedures for action upon claims initially made and the communication of a decision to the claimant promptly and, in any event, not later than sixty (60) days after the date of the claim; the claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such sixty (60) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (1) the specific reason or reasons for the denial, (2) specific reference to any provisions of this Plan on which denial is based, (3) description of any additional material or information necessary for the claimant to perfect his claim with an explanation of why such material or information is necessary, and (4) an explanation of the procedure for further reviewing the denial of the claim under the Plan. The Committee shall establish a procedure for review of claim denials, such review to be undertaken by the Committee. The review given after denial of any claim shall be a full and fair review with the claimant or his duly authorized representative having one hundred eighty (180) days after receipt of denial of his claim to request such review, having the right to review all pertinent documents and the right to submit issues and comments in writing. The Committee shall establish a procedure for issuance of a decision by the Committee not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of this Plan on which the decision is based; and

(f) To perform or cause to be performed such further acts as it may deem to be necessary, appropriate, or convenient in the efficient administration of the Plan.

Prior to a Change in Control, any action taken in good faith by the Committee in the exercise of authority conferred upon it by this Plan shall be conclusive and binding upon the Participants and their Beneficiaries, and all discretionary powers conferred upon the Committee shall be absolute. Following a Change in Control, the actions of the Committee and its exercise of discretionary powers shall be reviewed on a de novo basis if challenged by a Participant or Beneficiary.

11.3. Plan Expenses. Members of the Committee shall serve as such without compensation from the Plan, but may receive compensation from the Company for so serving. All Plan administration expenses shall be borne by the Company or the Trust as determined by the Committee in its sole discretion.

11.4. Reliance Upon Documents and Opinions. The members of the Committee, the Deferral Authority, the Board, and the Company shall be entitled to rely upon any tables, valuations, computations, estimates, certificates, opinions and reports furnished by any consultant, or firm or corporation which employs one or more consultants or advisors. The Committee may, but is not required to, rely upon all records of the Company with respect to any matter or thing whatsoever, and may likewise treat such records as conclusive with respect to all Employees, Participants, Beneficiaries and any other persons whomsoever, except as otherwise provided by law.

11.5. Requirement of Proof. The Committee, the Deferral Authority, the Board, or the Company may require satisfactory proof of any matter under this Plan from or with respect to any Employee, Director, consultant, Participant or Beneficiary, and no such person shall acquire any rights or be entitled to receive any benefits under this Plan until such proof shall be furnished as so required.

11.6. Reliance on Committee Memorandum. Any person dealing with the Committee may rely on and shall be fully protected in relying on a certificate or memorandum in writing signed by any Committee member so authorized, or by a quorum of the members of the Committee, as constituted as of the date of such certificate or memorandum, as evidence of any action taken or resolution adopted by the Committee.

11.7. Limitation on Liability. No Employee or Director of the Company shall be subject to any liability by reason of or arising from his or her participation in the establishment or administration or operation of the Plan unless he or she acts fraudulently or in bad faith.

11.8. Indemnification.

(a) To the extent permitted by law, the Company shall indemnify each member of the Deferral Authority, the Committee, and any other Employee or Director of the Company who was or is a party, or is threatened to be made a party, to any threatened, pending or completed proceeding, whether civil, criminal, administrative, or investigative, by reason of his or her conduct in the performance in connection with the establishment or administration of the Plan or any amendment or termination of the Plan.

(b) This indemnification shall apply against expenses including, without limitation, attorneys fees and any expenses of establishing a right to indemnification hereunder, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding, except in relation to matters as to which he or she has acted fraudulently or in bad faith in the performance of such duties.

(c) The termination of any proceeding by judgment, order, settlement, conviction, upon a plea of nolo contendere or its equivalent shall not, in and of itself, create a presumption that the person acted fraudulently or in bad faith in the performance of his or her duties.

(d) Expenses incurred in defending any such proceeding may be advanced by the Company prior to the final disposition of such proceeding, upon receipt of an undertaking by or on behalf of the recipient to repay such amount, unless it shall be determined ultimately that the recipient is entitled to be indemnified as authorized in this Section 11.8.

(e) The right of indemnification set forth in this Section 11.8 shall be in addition to any other right to which any Committee member or other person may be entitled as a matter of law, by corporate bylaws or otherwise.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1. Restrictions on Plan Interest.

(a) A Participant’s interest in this Plan shall be limited to his or her Account and he or she shall have no other interest in any assets of the Company nor any right as against the Company, Deferral Authority or Committee for payment of benefits under this Plan.

(b) None of the benefits, payments, proceeds, claims or rights hereunder of any Participant or Beneficiary shall be subject to any claim of any creditor of such Participant or Beneficiary and in particular the same shall not be subject to attachment, garnishment, or other legal process by any creditor of such Participant or Beneficiary.

(c) A Participant or Beneficiary shall not have any right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise, under the Plan.

(d) A Participant’s and Beneficiary’s interest in this Plan and his or her Account in the Trust are subject to the claims of the Company’s creditors as provided in the Trust. Each Participant and Beneficiary shall, however, be considered a general creditor of the Company with respect to his or her Account, so that if the Company should become insolvent, the Participant or Beneficiary will have a claim against the Company and Trust assets equal to that of the Company’s other general creditors (regardless of whether assets are removed from the Trust by a trustee in bankruptcy).

(e) Whenever a provision of this Plan restricts or limits a Participant or a Participant’s Account, benefit or distribution, such limitation shall also apply to a Beneficiary unless otherwise specified.

12.2. No Enlargement of Employee Rights.

(a) This Plan is strictly a voluntary undertaking on the part of the Company and shall not be deemed to constitute a contract between the Company and any Employee or Director, or be consideration for, or an inducement to, or a condition of, the employment of any Employee or affiliation of any Director.

(b) The employment of any Employee is not for any specified term and may be terminated by any Employee or by the Company at any time, for any reason, with or without cause. Nothing contained in the Plan shall be deemed to give any Employee the right to be retained in the employ of the Company, to constitute any promise or commitment by the Company regarding future positions, future work assignments, future compensation or any other term or condition of employment or to interfere with the right of the Company to discharge or retire any Employee at any time.

(c) No person shall have any right to any benefits under this Plan, except to the extent expressly provided herein.

12.3. Rights of Repurchase and First Refusal for the Company. Any Company Stock distributed from the Plan may be subject to a right of repurchase and right of first refusal by the Company, as well as any conditions, limitations or restrictions contained in an agreement specified in Section 3.2. The terms and conditions of the right of repurchase and right of first refusal to the extent applicable, shall be in addition to those applied to Company Stock by the Certificate of Incorporation of Science Applications International Corporation

12.4. Mailing of Payments. All payments under the Plan shall be delivered in person or mailed to the last address of the Participant (or, in the case of the death of the Participant to that of any other person entitled to such payments under the terms of the Plan). Each Participant shall be responsible for furnishing the Committee with his or her correct current address and the correct current name and address of his or her Beneficiary.

12.5. Inability to Locate Participant or Beneficiary. In the event that the Committee is unable to locate a Participant or Beneficiary to whom benefits are payable hereunder after mailing a notice to the Participant’s or Beneficiary’s last known address, and such inability lasts for a period of three (3) years, then any remaining benefits payable hereunder shall be forfeited to the Company and no Participant or Beneficiary shall have any right to further benefits from the Plan, even if subsequently located.

12.6. Governing Law. All legal questions pertaining to the Plan shall be determined in accordance with the laws of Delaware, excluding its rules governing conflicts of laws. Without limiting Section 12.9, it is intended that this Plan be administered and interpreted in a manner consistent with the applicable requirements of Code Section 409A, and further that the Plan be interpreted in a manner that satisfies the applicable requirements of Rule 16b-3 promulgated under the Exchange Act, so that elective deferrals will be entitled to the benefits of Rule 16b-3 or other exemptive rules under Section 16 of the Exchange Act and will not be subjected to avoidable liability thereunder.

12.7. Illegality of Particular Provision. If any particular provision of this Plan shall be found to be illegal or unenforceable, such provision shall not affect the other provisions thereof, but the Plan shall be construed in all respect as if such invalid provision were omitted.

12.8. Interpretation. Section headings are for convenient reference only and shall not be deemed to be part of the substance of this instrument or in any way to enlarge or limit the contents of any article or section.

12.9. Tax Effects. The Company makes no representations or warranties as to the tax consequences to a Participant or to a Participant’s Beneficiary from Deferrals hereunder or the subsequent receipt of any benefits as a result thereof. Each Participant must rely solely on his or her own tax advisor with respect to the tax consequences arising from the Deferrals or the receipt of benefits hereunder, or from any other related transaction.

12.10. Receipt or Release. Any payment to any Participant or Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

12.11. Records. The records of the Company with respect to the Plan shall be conclusive on all Participants, Beneficiaries, and all other persons whomsoever.

12.12. Arbitration. Any person disputing a decision of the Committee shall submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association, to be held in Fairfax County, Commonwealth of Virginia. In any arbitration with respect to a decision or action of the Committee taken before a Change in Control, the losing party in such arbitration proceedings shall bear the costs of arbitration, and each party shall bear its own attorneys’ fees. In any arbitration with respect to a decision or action of the Committee taken after a Change in Control, the Company shall bear the costs of arbitration (other than attorneys’ fees), and the arbitrator may make an award of attorneys’ fees; any such award shall be made according to the then-prevailing standards for judicial awards of attorneys’ fees applicable to civil actions brought under the Employee Retirement Income Security Act of 1974, as amended.

12.13. Recoupment of Awards. Notwithstanding any other provision herein including, but not limited to, Sections 8, 10.1, 11.1 and 12.1(b), and notwithstanding any other provisions in any Deferral election or other agreement with respect to the Plan, payments made under the Plan and Accounts under the Plan shall be subject to recoupment or reduction by the Company pursuant to the Company’s recoupment policy, as amended (the “Recoupment Policy”). Although consent to the Recoupment Policy by a Participant is not a prerequisite to the effectiveness of the Recoupment Policy with respect to the Participant, the filing of an election by a Participant with respect to any Deferral under the Plan shall be deemed to constitute consent by the Participant to the terms and conditions of the Recoupment Policy with respect to the Participant’s Deferrals and any and all prior Deferrals under the Plan. For purposes of clarity, to the extent provided by the Recoupment Policy, a Participant may be required to return certain payments of Plan benefits made to the Participant, and payments that otherwise would have been made to the Participant with respect to the Participant’s Account under the Plan may be reduced or entirely eliminated. Such actions may be taken pursuant to the Recoupment Policy without regard to whether such payments and the Participant’s Account were otherwise vested.